UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2008
Grant Prideco, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15423 (Commission File Number)	76-0312499 (IRS Employer Identification No.)

400 N. Sam Houston Pkwy. East, Suite 900 Houston, Texas (Address of Principal Executive Offices)	77060 (Zip Code)
Registrant’s telephone number, including area code: (281) 878-8000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
On March 19, 2008, Grant Prideco, Inc. (“Grant Prideco”) received notice from the plan administrator of the Grant Prideco, Inc. 401(k) Savings Plan, the Reed Hourly Thrift Plan and the Texas Arai, Inc. 401(k) Profit Sharing Plan and Trust informing Grant Prideco that activity in the stock funds under all of the plans (the “Stock Funds”) will be closed temporarily for participant transactions (i.e., investment election changes, loans, distributions and withdrawals). The blackout period is expected to begin at 3:00 p.m. (Central Daylight Saving Time) on Tuesday, April 15, 2008, and is expected to end at approximately 7:30 a.m. (Central Daylight Saving Time) on Friday, April 25, 2008.
The blackout period is being implemented in connection with the anticipated effective time of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 16, 2007, among Grant Prideco, National Oilwell Varco, Inc. and NOV Sub, Inc. The blackout period is necessary to ensure that all Grant Prideco common stock transactions in the Stock Funds are fully completed before the effective time of the Merger so that, after the effective time of the Merger, the recordkeeper for the plans can process the exchange of Grant Prideco common stock for National Oilwell Varco, Inc. common stock and cash. On March 24, 2008, Grant Prideco sent a notice to its directors and executive officers informing them that during the blackout period, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, they will be unable to trade in Grant Prideco common stock (or related securities).
Information about the blackout period may be obtained, without charge by contacting Brenda Williams, Grant Prideco, Inc., 400 N. Sam Houston Pkwy. East, Suite 900, Houston, Texas 77060, telephone number (281) 878-5665 or by e-mail at brenda.williams@grantprideco.com.
The notice to directors and executive officers of Grant Prideco is included as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 Grant Prideco, Inc. Notice to Directors and Executive Officers
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Prideco, Inc.
Date: March 24, 2008	By:	/s/ Philip A. Choyce
Philip A. Choyce
Vice President and General Counsel

EXHIBIT INDEX
99.1	Grant Prideco, Inc. Notice to Directors and Executive Officers